EXHIBIT 8

                                              January 2, 1997


United National Bancorp
1130 Route 22 East
P.O. Box 6050
Bridgewater, NJ  08807-0010
Attn:    Thomas C. Gregor, Chairman,
         President, and Chief Executive Officer

Farrington Bank
630 Georges Road
North Brunswick, NJ  08902
Attn:    John E. Pellizzari, President
         and Chief Executive Officer

                  Re:      Merger of Farrington Bank
                           With and Into United National Bancorp

Ladies and Gentlemen:

          We have represented United National Bancorp ("United"), a New Jersey corporation which is a registered bank holding company, and United National Bank ("UNB"), a national banking association wholly-owned by United, in connection with the proposed merger of Farrington Bank ("Farrington"), a bank chartered under the laws of New Jersey with and into UNB (the "Merger"). The Merger shall be effected pursuant to the provisions of the Agreement and Plan of Merger dated November 12, 1996 (the "Merger Agreement") among United, UNB, and Farrington. The Merger Agreement defines those capitalized terms appearing in this letter which are not defined in this letter.

          In connection with such representation, we have reviewed the Registration Statement to be filed with the Securities and Exchange Commission pertaining to the Merger (the "Registration Statement"), and, in our opinion, the information included in the section of the Registration Statement captioned "Federal Income Tax Consequences" accurately describes the material federal income tax consequences of the Merger. In addition, we have attached to this letter a form of opinion of this firm regarding certain federal income tax matters applicable to the Merger (the "Closing Tax Opinion"). Section 6.1(d) of the Merger Agreement requires as a condition precedent to the consummation of the Merger the delivery of the Closing Tax Opinion by this firm. At this time, we expect to deliver the Closing Tax Opinion substantially in the form attached to this letter at the Closing.

          We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Opinion" in the Registration Statement.

                                              Very truly yours,


                                              PITNEY, HARDIN, KIPP & SZUCH

                                  [PHKS LETTER]


                                           [Date of Effective Time]

United National Bancorp
1130 Route 22 East
P.O. Box 6000
Bridgewater, New Jersey 08807-0010
Attn:    Thomas C. Gregor, Chairman,
         President, and Chief Executive Officer

Farrington Bank
630 Georges Road
North Brunswick, New Jersey 08902
Attn:    John E. Pellizzari, President
         and Chief Executive Officer

                  Re:      Merger of Farrington Bank
                           With and Into United National Bancorp

Ladies and Gentlemen

          We have represented United National Bancorp ("United"), a New Jersey corporation which is a registered bank holding company, and United National Bank ("UNB"), a national banking association wholly-owned by United, in connection with the proposed merger of Farrington Bank ("Farrington"), a bank chartered under the laws of New Jersey, with and into UNB. The Merger shall be effected pursuant to the provisions of the Agreement and Plan of Merger dated November 12, 1996 (the "Merger Agreement") among United, UNB, and Farrington. We deliver this opinion pursuant to Section 6.1(d) of the Merger Agreement. The Merger Agreement defines those capitalized terms appearing in this letter which are not defined in this letter. Unless otherwise indicated, all sections refer to the Internal Revenue Code of 1986, as amended (the "Code").

          Pursuant to the terms of the Merger Agreement, at the Effective Time, the Merger shall be effectuated by the merger of Farrington with and into UNB, with UNB surviving, in accordance with federal and New Jersey law.

          Pursuant to the Merger Agreement, at the Effective Time, each outstanding share of common stock, $5.00 par value, of Farrington (the "Farrington Common Stock"), other than shares held by Farrington as treasury stock or held by any other direct or indirect subsidiary of Farrington (except as trustee or in a fiduciary capacity) or held by United, shall be converted into the right to receive and be exchangeable for .7647 shares of United Common Stock.

          In addition to the foregoing facts, on the date of this letter, you have delivered to us certificates in which you have made certain representations, which we consider relevant to this opinion, in regard to the Merger and have authorized us to rely on such representations in expressing the opinions contained in this letter.

          As counsel to United and UNB, we have examined the Merger Agreement and copies of ancillary agreements, certificates, instruments and documents pertaining to the Merger delivered by the parties to the Merger. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us. As to any facts material to our opinions expressed in this letter, we have relied on representations of the parties to the Merger and have not undertaken to verify any of those representations by independent investigation. We have based our opinions contained in this letter on our analysis of the Code, Treasury Regulations promulgated thereunder, and relevant interpretive authorities as in effect on the date of this letter.

          Based on the foregoing, we are of the opinion that:

          1. The Merger  qualifies as a  "reorganization"  within the meaning of
Section 368(a)(1)(A) and 368(a)(2)(D). United, UNB, and Farrington each are a "party to a reorganization" within the meaning of Section 368(b)(2).

          2. No gain or loss will be recognized for federal income tax purposes by United, UNB, or Farrington in connection with the Merger. Sections 361(a) and 1032(a).

          3. No gain or loss will be recognized for federal income tax purposes by holders of shares of Farrington Common Stock upon the conversion in the Merger of such shares into shares of United Common Stock (except with respect to cash received in lieu of a fractional share interest in United Common Stock).
Section 354(a).

          4. The basis of shares of United Common Stock received in the Merger by holders of Farrington Common Stock will be the same as the basis of such shares of Farrington Common Stock surrendered in exchange therefor. Section 358.

          5. The holding period of shares of United Common Stock received in the Merger by holders of Farrington Common Stock will include the period during which such shares of Farrington Common Stock surrendered in exchange therefor were held by the holder thereof, provided such shares of Farrington Common Stock were held as capital assets. Section 1223(1).

                                                              Very truly yours,